Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 18 to the registration statement on Form N-1A (the "Registration Statement:) of our report dated January 23, 1998, relating to the financial statements and financial highlights of Oppenheimer bond Fund for Growth (to be known as Oppenheimer Convertible Securities Fund, the sole portfolio constituting Bond Fund Series), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.




/s/ Price Waterhouse LLP
--------------------------------
Price Waterhouse LLP
Denver, Colorado
April 24, 1998